MERCURY ASSET MANAGEMENT MASTER TRUST

MERCURY GLOBAL BALANCED PORTFOLIO

SERIES 5

FILE # 811-9049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/13/00	Infineon Technology	$230,565	$5,230,464,000	Deutche Bank
4/17/00	T-Online	$234,514.96	$2,371,384,000	Goldman Sachs
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